As filed with the Securities and Exchange Commission on March 26, 2002
Registration No. 333-83980

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cumulus Media Inc.

(Exact name of registrant as specified in its charter)

Illinois	36-4159663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3535 Piedmont Road

Building 14, Fourteenth Floor
Atlanta, Georgia 30305
(404) 949-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lewis W. Dickey, Jr.

Chairman, President and Chief Executive Officer
3535 Piedmont Road
Building 14, Fourteenth Floor
Atlanta, Georgia 30305
(404) 949-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Hanson, Esq.
Jones, Day, Reavis & Pogue
3500 SunTrust Plaza
303 Peachtree Street, N.E.
Atlanta, Georgia 30308-3242
(404) 521-3939

     Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and neither Cumulus Media nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 26, 2002

PROSPECTUS

11,384,515 Shares of Class A Common Stock

Cumulus Media Inc.

             This prospectus relates to up to 11,384,515 shares of Class A Common Stock of Cumulus Media Inc., of which up to 8,944,339 shares of Class A Common Stock are issuable upon conversion of shares of our Class B Common Stock and 833,333 shares are issuable upon exercise of warrants, that may be offered for sale by the shareholders named in this prospectus or a prospectus supplement. The selling shareholders may offer the shares from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, through underwriters, brokers, dealers or agents, or a combination of these methods of sale, at prices prevailing in that market or as may be negotiated at the time of sale. See “Plan of Distribution” and “Selling Shareholders.”

      We will not receive any proceeds from the sale of these shares. However, to the extent the warrants are exercised, we will receive the cash proceeds from the per share exercise price for the number of shares issued upon exercise.

      We will pay all expenses associated with the registration of the shares. The selling shareholders will pay any commissions or fees of security-industry professionals and will pay any transfer taxes.

      Our Class A Common Stock is traded on the Nasdaq National Market under the symbol CMLS. The last reported sale price of our Class A Common Stock on the Nasdaq National Market on March 25, 2002 was $19.20 per share. You are urged to obtain current market quotations for the Class A Common Stock.

       Investing in our common stock involves a high degree of risk. See the information under the caption “Risk Factors” that begins on page 3 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March      , 2002

ABOUT THIS PROSPECTUS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
SUMMARY
Our Company
Pending Acquisitions
Use of Proceeds
The Offering
RISK FACTORS
USE OF PROCEEDS
CERTAIN RELATIONSHIPS WITH A PRINCIPAL SHAREHOLDER AND ITS AFFILIATES
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Available Information
INCORPORATION OF DOCUMENTS BY REFERENCE
SIGNATURES
EXHIBIT INDEX
Opinion of Jones, Day, Reaves & Pogue Re:Validity
Consent of KPMG LLP
Consent of PricewaterhouseCoopers LLP
Consent of Ernst & Young LLP
Consent of Kraft Bros., Esstman, Patton & Harrell

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ABOUT THIS PROSPECTUS

      You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. No offer is being made to sell the shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

      The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

      As used in this prospectus, the terms “we,” “us,” “our,” and “Cumulus Media” mean Cumulus Media Inc. and all entities controlled by Cumulus Media Inc., and the term “Class A Common Stock” means our Class A Common Stock, par value $.01 per share.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, in “Risk Factors” and elsewhere in this prospectus, or in information incorporated by reference into this prospectus. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terms such as “could,” “future,” “may,” “hope,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negatives of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. In evaluating the risks and uncertainties of forward-looking statements, you should specifically consider various factors, including the risks described in “Risk Factors,” those described in other parts of this prospectus, and in the documents incorporated by reference.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to our actual results or to changes in our operations.

ii

SUMMARY

      This summary highlights some of the information discussed in greater detail elsewhere in this prospectus. This summary may not contain all of the information that is important to you, and we urge you to read carefully the entire prospectus, and the other documents we refer you to, in order to fully understand the information presented. You can also refer to “Where You Can Find More Information” on page 15 for additional information about Cumulus Media and the Class A Common Stock that may be offered by the selling shareholders.

Our Company

      Cumulus Media Inc. is the parent company of Cumulus Broadcasting, Inc., which, along with other subsidiaries, owns and operates FM and AM radio station clusters serving mid-size markets throughout the United States. Giving effect to the completion of all of our currently pending acquisitions and divestitures, we will own and operate 245 radio stations in 53 mid-size U.S. media markets. In addition, Cumulus Media owns and operates a multi-market radio network in the English-speaking Caribbean. We also provide sales and marketing services under local marketing agreements, or LMA’s (pending FCC approval of acquisitions), for 14 stations in six U.S. markets. We are the second largest radio broadcasting company in the United States based upon number of stations owned or operated. According to the Fall 2001 Arbitron Market Report, we have assembled market-leading groups or clusters of radio stations which rank first or second in terms of revenue share or audience share in substantially all of our markets.

      Relative to the 50 largest markets in the United States, we believe that the mid-size markets represent attractive operating environments and generally are characterized by:

•	a greater use of radio advertising as evidenced by the greater percentage of total media revenues captured by radio than the national average;

•	rising advertising revenues as the larger national and regional retailers expand into these markets;

•	small independent operators, many of whom lack the capital to produce high quality locally originated programming or to employ more sophisticated research, marketing, management and sales techniques; and

•	lower overall susceptibility to economic downturns.

      We believe that the attractive operating characteristics of mid-size markets, together with the relaxation of radio station ownership limits under the Telecommunications Act of 1996 and the FCC rules, create significant opportunities for growth from the formation of groups of radio stations within these markets. We believe that mid-size radio markets provide an excellent opportunity to acquire attractive properties at favorable purchase prices due to the size and fragmented nature of ownership in these markets and to the greater attention historically given to the larger markets by radio station acquirers. According to the FCC’s records, there are approximately 8,285 FM and 4,727 AM stations in the United States.

      To maximize the advertising revenues and broadcast cash flow of our stations, we seek to enhance the quality of radio programs for listeners and the attractiveness of our radio stations in a given market. Broadcast cash flow consists of operating income (loss) before depreciation, amortization, LMA fees, corporate, general and administrative expense, and restructuring and impairment charges, and is a measure widely used in the broadcast industry to evaluate a radio broadcasting company’s operating performance. We also seek to increase the amount of locally originated programming content that airs on each station. Within each market, our stations are diversified in terms of format, target audience and geographic location, enabling us to attract larger and broader listener audiences and thereby a wider range of advertisers. This diversification, coupled with our favorable advertising pricing, also has provided us with the ability to compete successfully for advertising revenue against other media competitors such as print media and television.

      We believe that we are in a position to generate revenue growth, increase audience and revenue shares within these markets and, by capitalizing on economies of scale and by competing against other media for incremental advertising revenue, increase our broadcast cash flow growth rates and margins to those levels found in large markets. As we have assembled our portfolio of stations over the past five years, many of our markets are still in the development stage with the potential for substantial growth as we implement our operating strategy.

      Our principal executive offices are located at 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia 30305, and our telephone number is (404) 949-0700.

Pending Acquisitions

Aurora Communications, LLC

      On November 18, 2001, we entered into an agreement to acquire all of the ownership interests of Aurora Communications, LLC. As a result of that acquisition, we will acquire 18 radio stations in multiple-station clusters in Bridgeport, Connecticut, Danbury, Connecticut, Newburgh-Middletown, New York, Westchester County, New York, and Poughkeepsie, New York. The acquisition of Aurora Communications is scheduled to be completed prior to the end of the first quarter of 2002.

      The shares of Class A Common Stock offered pursuant to this prospectus are being issued by Cumulus Media to the selling shareholders in connection with our acquisition of their interests in Aurora Communications. Aurora Communications was formed by Frank D. Osborn and BancAmerica Capital Investors SBIC I, L.P., referred to as BACI. One of our directors, Robert H. Sheridan, III, and one of our principal shareholders, BA Capital Company, L.P., referred to as BA Capital, are affiliates of BACI. Mr. Sheridan is a senior vice president and managing director of each of BA Capital and BACI.

DBBC, L.L.C.

      On December 14, 2001, we entered into an agreement to acquire the broadcasting operations of DBBC, L.L.C. As a result of that acquisition, we will acquire three radio stations in the Nashville, Tennessee market. DBBC is principally owned by Lewis W. Dickey, Jr., the Chairman, President, Chief Executive Officer and a director of Cumulus Media, and three of his brothers, including John W. Dickey, the Executive Vice President of Cumulus Media. The acquisition of DBBC is scheduled to be completed prior to the end of the first quarter of 2002.

Use of Proceeds

      We will not receive any cash proceeds from the sale of Class A Common Stock that may be offered by the selling shareholders. However, we may receive up to approximately $10 million in cash from the exercise price for the warrants, in the event all of the warrants are exercised. We intend to use any proceeds from the exercise of warrants for general corporate purposes.

The Offering

Class A Common Stock Cumulus Media is offering	None

Class A Common Stock that may be offered by selling shareholders	11,384,515 shares, of which up to 8,944,339 shares of Class A Common Stock are issuable upon conversion of shares of our Class B Common Stock and 833,333 shares are issuable upon exercise of warrants

Nasdaq Symbol for Class A Common Stock	CMLS

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should consider carefully the specific factors listed below, as well as other information included and incorporated by reference in this prospectus, before investing in our common stock.

Risks Related to our Indebtedness

We Have Substantial Indebtedness That Could Have A Material Adverse Effect On Us.

      As of December 31, 2001, our long-term debt of $320.0 million was approximately 75.5% of our shareholders’ equity. Giving effect to the completion of our acquisitions of Aurora Communications and DBBC, and the related refinancings, on a pro forma basis as of December 31, 2001, we would have long-term debt of $439.0 million, representing approximately 69.4% of our shareholders’ equity on a pro forma basis. Our debt agreements, and the terms of our outstanding preferred stock, have interest and principal repayment obligations which are substantial in amount and would have a substantial impact on shareholders.

      The level of our indebtedness could have several important consequences to you, including:

•	a substantial portion of our cash flow will be dedicated to debt service and will not be available for other purposes;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes may be impaired in the future;

•	certain of our borrowings will be at variable rates of interest, which will expose us to the risk of increased interest rates;

•	our leveraged position and the covenants contained in our existing debt agreements could limit our ability to compete, expand and make capital improvements; and

•	our level of indebtedness could make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to certain changing business and economic conditions.

Our Ability To Fulfill Our Debt Obligations Could Be Adversely Affected By Many Factors.

      Our ability to repay our debt obligations will depend upon our future financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, technological, legislative and regulatory factors, some of which are beyond our control. We cannot be certain that our operating results, cash flow and capital resources will be sufficient to repay our debt and other obligations in the future. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and may be required to:

•	reduce or delay planned acquisitions, expansions and capital expenditures;

•	sell material assets or operations;

•	obtain additional equity capital; or

•	restructure our debt.

      If liquidity problems require us to take any of these actions, we cannot provide you any assurance as to (1) the timing of any sales of assets or operations or the proceeds that we could realize from these sales, (2) our ability to obtain additional equity capital or successfully complete a restructuring of our debt, or (3) whether these sales, additional equity capital or restructuring of debt could be effected on terms satisfactory to us or at all.

Our Debt Agreements And The Terms Of Our Preferred Stock Impose Significant Restrictions On Us.

      Our debt agreements, and the terms of our outstanding preferred stock, restrict, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends, make particular types of investments or make other restricted payments;

•	enter into some types of transactions with affiliates;

•	merge or consolidate with any other person; or

•	sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

      In addition, our debt agreements also restrict our ability to incur liens or to sell some assets. Our credit facility also requires us to maintain specified financial ratios and to satisfy certain financial condition tests. Our ability to meet those financial ratios and financial condition tests can be affected by events beyond our control, and we cannot be sure that we will maintain those ratios or meet those tests. A breach of any of these restrictions could result in a default under our debt agreements. Our lenders have taken security interests in substantially all our consolidated assets, and we have pledged the stock of our subsidiaries to secure the debt under our credit facility. If an event of default under our credit facility occurs, then our credit facility lenders could declare all amounts outstanding, including accrued interest, immediately due and payable. If we could not repay those amounts, those lenders could proceed against the collateral pledged to them to secure that indebtedness. If our credit facility indebtedness were accelerated, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness. Our ability to comply with the restrictions and covenants in our debt agreements will depend upon our future performance and various other factors, such as business, competitive, technological, legislative and regulatory factors, some of which are beyond our control. If we fail to comply with the restrictions and covenants in our existing debt agreements, the holders of our debt could declare all amounts owed to them immediately due and payable.

Risks Related To Our Business

We Operate In A Very Competitive Business Environment.

      Radio broadcasting is a highly competitive business. Our stations compete for listeners and advertising revenues directly with other radio stations within their respective markets, as well as with other media such as newspapers, magazines, cable and broadcast television, outdoor advertising, the internet and direct mail. In addition, many of our stations compete with groups of two or more radio stations operated by a single operator in the same market.

      Audience ratings and market shares fluctuate, and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. While we already compete with other stations with comparable programming formats in many of our markets, our stations could suffer a reduction in ratings or revenue and could require increased promotion and other expenses, and consequently, could have a lower broadcast cash flow, if:

•	another radio station in the market were to convert its programming format to a format similar to one of our stations or launch aggressive promotional campaigns;

•	a new station were to adopt a competitive format; or

•	an existing competitor were to strengthen its operations.

      Radio broadcasting is also subject to competition from new media technologies, such as the delivery of audio programming by cable television systems, the introduction of digital audio broadcasting and delivery of radio programming over the Internet and by satellite. Digital audio broadcasting delivers by satellite to nationwide and regional audiences multi-channel, multi-format digital radio services with sound quality equivalent to compact discs and may sell advertising. We cannot predict what effect, if any, such new technologies may have on the radio broadcasting industry or on us.

      The Telecommunications Act of 1996 allows for the consolidation of ownership of radio broadcasting stations in the markets in which we operate or may operate in the future. Some competing consolidated owners may be larger and have substantially more financial and other resources than we do. In addition, increased consolidation in our target markets may result in greater competition for acquisition properties and a corresponding increase in purchase prices paid for such properties by us.

We Face Many Unpredictable Business Risks Which Could Have A Material Adverse Effect On Our Future Operations.

      Our future operations are subject to many business risks, including certain risks that specifically influence the radio broadcasting industry, which could have a material adverse effect on our business. These include:

•	changing economic conditions, both generally and relative to the radio broadcasting industry in particular;

•	shifts in population, listenership, demographics or audience tastes;

•	the level of competition from existing or future technologies for advertising revenues, including, but not limited to, other radio stations, satellite radio, television stations, newspapers, the internet, and other entertainment and communications media;

•	changes in governmental regulations and policies and actions of federal regulatory bodies, including the U.S. Department of Justice, the Federal Trade Commission and the FCC.

      Given the inherent unpredictability of these variables, we cannot with any degree of certainty predict what effect, if any, these risks will have on our future operations. Generally, advertising tends to decline during economic recessions or downturns. Consequently, our advertising revenue is likely to be adversely affected by a recession or downturn in the U.S. economy, the economy of individual markets in which we own or operate radio stations, or other events or circumstances that adversely affect advertising activity.

There Are Risks Associated With Our Acquisition Strategy.

      We intend to continue to grow through internal expansion and by acquiring radio station groups and individual radio stations primarily in mid-size markets. We cannot predict whether we will be successful in pursuing such acquisitions or what the consequences of any such acquisitions would be. Consummation of our pending acquisitions and any acquisitions in the future are subject to various conditions, such as compliance with FCC and antitrust regulatory requirements. The FCC requirements include:

•	approval of license assignments and transfers;

•	limits on the number of stations a broadcaster may own in a given local market; and

•	other rules or policies, such as the ownership attribution rules, which could limit our ability to acquire stations in certain markets where one or more of our shareholders has other media interests.

      The antitrust regulatory requirements include:

•	filing with the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, where applicable;

•	expiration or termination of the waiting period under the HSR Act; and

•	possible review by the U.S. Department of Justice or the Federal Trade Commission of antitrust issues either under the HSR Act or otherwise.

      We cannot be certain that any of these conditions will be satisfied. In addition, the FCC has asserted the authority to review levels of local radio market concentration as part of its acquisition approval process, even where proposed assignments would comply with the numerical limits on local radio station ownership in the FCC’s rules and the Communications Act of 1934.

      Our acquisition strategy involves numerous risks, including risks associated with:

•	identifying acquisition candidates and negotiating definitive purchase agreements on satisfactory terms;

•	integrating operations and systems and managing a large and geographically diverse group of stations;

•	diverting management’s attention from other business concerns;

•	potentially losing key employees at acquired stations; and

•	the diminishing number of properties available for sale in mid-size markets.

      We cannot be certain that we will be able to manage the resulting business effectively or that any pending or subsequent acquisition will benefit us. In addition, we are not certain that we will be able to acquire properties at valuations as favorable as those of previous acquisitions. Depending upon the nature, size and timing of potential future acquisitions, we may be required to raise financing in addition to the financing necessary to consummate the pending acquisitions. We cannot assure you that our debt agreements will permit the necessary additional financing or that this additional financing will be available to us or, if available, that this financing would be on terms acceptable to our management.

We May Be Unable To Effectively Integrate Our Acquisitions.

      Upon the completion of acquisitions we had pending as of December 31, 2001, we will own and operate 245 radio stations across 53 markets. The integration of acquisitions involves numerous risks, including:

•	difficulties in the integration of operations and systems and the management of a large and geographically diverse group of stations;

•	the diversion of management’s attention from other business concerns;

•	the potential loss of key employees of acquired stations; and

•	the potential loss of customer relationships and related revenues as a result of a change in ownership.

      We cannot assure you that we will be able to integrate successfully any operations, systems or management that might be acquired as part of the pending acquisitions or any future acquisitions.

Our Ability To Generate Revenue Could Be Affected By Economic Recession.

      We derive substantially all of our revenue from the sale of advertising time on our radio stations, which could be adversely affected by negative changes in national economic conditions. Furthermore, because a substantial portion of our revenue is derived from local advertisers, our ability to generate advertising revenue in specific markets could be adversely affected by local or regional economic downturns.

The September 11, 2001 Terrorist Attacks May Continue To Affect Our Results Of Operations.

      The September 11, 2001 terrorist attacks, and the actions taken by the United States in response, significantly and adversely affected our advertising sales and revenues in the fourth quarter of 2001. If weak economic conditions continue or worsen, the financial condition and results of operations of Cumulus Media may be materially and adversely affected. Furthermore, there is no assurance that there will not be further terrorist attacks against the United States or U.S. interests, which could continue to adversely affect our revenues and cash flow.

We Are Dependent On Key Personnel.

      Our business is managed by a small number of key management and operating personnel, and our loss of one or more of these individuals could have a material adverse effect on our business. We believe that our future success will depend in large part on our ability to attract and retain highly skilled and qualified personnel and to expand, train and manage our employee base. We have entered into employment agreements with some of our key management personnel that include provisions restricting their ability to compete with us under specified circumstances.

      We also employ several on-air personalities with large loyal audiences in their individual markets. The loss of one of these personalities could result in a short-term loss of audience share in that particular market, but we do not believe that this type of loss would have a material adverse effect on our financial condition or results of operations, taken as a whole.

The Broadcasting Industry Is Subject To Extensive And Changing Federal Regulation.

      The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934. We are required to obtain licenses from the FCC to operate our stations. Licenses are normally granted for a term of eight years and are renewable. Although the vast majority of FCC radio station licenses are routinely renewed, we cannot assure you that the FCC will approve our future renewal applications or that the renewals will not include conditions or qualifications. The non-renewal, or renewal with substantial conditions or modifications, of one or more of our licenses could have a material adverse effect on us.

      We must also comply with the extensive FCC regulations and policies in the ownership and operation of our radio stations. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict our ability to consummate future transactions and in certain circumstances could require us to divest some radio stations. The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. If the FCC relaxes these technical requirements, the signals transmitted by our radio stations could be impaired by other radio stations which could have a material adverse effect on us. Moreover, these FCC regulations and others may change over time and we cannot assure you that those changes would not have a material adverse effect on us.

We Are Required To Obtain Prior FCC Approval For Each Radio Station Acquisition.

      The consummation of radio station acquisitions requires prior approval of the FCC with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. The FCC could prohibit or require the restructuring of our future acquisitions, or could propose changes in its existing rules that may reduce the number of stations that we would be permitted to acquire in some markets. In addition, where acquisitions would result in certain local-radio-advertising-revenue-concentration thresholds being met, the FCC staff has a policy of reviewing applications for proposed radio station acquisitions with respect to local market concentration concerns, and specifically invites public comment on these applications. This policy may help trigger petitions to deny and informal objections against FCC applications for our pending acquisitions and future acquisitions, as well as FCC staff requests for additional information. There can be no assurance that the FCC will approve potential future acquisitions.

Risks Related to Our Common Stock

The Public Market For Our Class A Common Stock May Be Volatile.

      We cannot assure you that the market price of our Class A Common Stock will not decline, and the market price could be subject to wide fluctuations in response to such factors as:

•	actual or anticipated variations in our quarterly operating results, including audience share ratings and financial results;

•	technological innovations;

•	competitive developments;

•	changes in financial estimates by securities analysts;

•	conditions and trends in the radio broadcasting industry;

•	adoption of new accounting standards affecting companies in general or affecting companies in the radio broadcasting industry in particular; and

•	general market conditions and other factors.

      Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and media companies and have often been unrelated or disproportionate to the operating performance of such companies. In addition, general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our Class A Common Stock.

We Have Never Paid And Do Not Expect To Pay Any Cash Dividends On Our Common Stock.

      We do not anticipate declaring or paying any dividends except for the payment of scheduled dividends on our 13.75% Series A Preferred Stock due 2009. We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. In addition, our credit facility, indenture, certificate of designation and exchange debenture indenture restrict our ability to pay dividends.

Certain Shareholders Control or Have the Ability to Exert Significant Influence Over the Voting Power of Our Capital Stock.

      As of December 31, 2001, and after giving effect to (a) the shares of Class A Common Stock being issued in the acquisitions of Aurora Communications and DBBC, (b) the exercise of a warrant to acquire 250,000 shares of Class A Common Stock being issued in the DBBC acquisition, and (c) the exercise of all of their options exercisable within 60 days of December 31, 2001 (which include options to purchase both shares of Class A Common Stock and shares of Class C Common Stock), Lewis W. Dickey, Jr., the Chairman, President, Chief Executive Officer and a director of Cumulus Media, John W. Dickey, the Executive Vice President of Cumulus Media, together with DBBC, L.L.C. and DBBC of Georgia, LLC, two of our shareholders that are principally controlled by Messrs. L. Dickey, J. Dickey and their brothers, David W. Dickey and Michael W. Dickey, collectively own 6,260,906 shares, or 17.7%, of our outstanding Class A Common Stock, and 1,490,389 shares, or 57.3%, of our outstanding Class C Common Stock (which are entitled to ten votes per share), which collectively represent approximately 34.5% of the outstanding voting power of our common stock. Consequently, they have the ability to exert significant influence over the policies and management of Cumulus Media. The interests of these shareholders may differ from the interests of our other shareholders.

      As of December 31, 2001, and after giving effect to (a) the shares of Class A Common Stock being issued in the acquisitions of Aurora Communications and DBBC, and (b) the exercise of all of their options exercisable within 60 days of December 31, 2001 (which include options to purchase both shares of Class A Common Stock and shares of Class C Common Stock), Richard W. Weening, who served as a director of Cumulus Media until March 1, 2002, together with CML Holdings, LLC and Quaestus & Co. Inc., two of our shareholders that are principally controlled by Mr. Weening, collectively own 967,550 shares, or 2.8%, of our outstanding Class A Common Stock, and 2,266,437 shares, or 84.4%, of our outstanding Class C Common Stock (which are entitled to ten votes per share), which collectively represent approximately 38.4% of the outstanding voting power of our common stock. Consequently, they have the ability to exert significant influence over the policies and management of Cumulus Media. The interests of these shareholders may differ from the interests of our other shareholders.

      As of December 31, 2001 and after giving effect to our acquisitions of Aurora Communications and DBBC, BA Capital and BACI together own 840,250 shares, or 2.4%, of our Class A Common Stock and 10,924,335 shares, or 73.5%, of our nonvoting Class B Common Stock, which is convertible into shares of Class A Common Stock, BACI holds a warrant to purchase 706,424 shares of our Class A Common Stock or Class B Common Stock, and BA Capital holds presently exercisable options for 37,313 shares of Class A Common Stock. Assuming this warrant were exercised for shares of Class A Common Stock and the options were exercised, and giving effect to the conversion into shares of Class A Common Stock of all shares of Class B Common Stock held by BA Capital and BACI, BA Capital and BACI would hold approximately 20.3% of the total voting power of our common stock. BA Capital and BACI are both affiliates of Bank of America Corporation. Robert H. Sheridan, III, one of our directors, is a senior vice president and managing director of both BA Capital and BACI. BA Capital has the right to designate one member of our board and Mr. Sheridan currently serves on our board as BA Capital’s designee. As a result, BA Capital, BACI and Mr. Sheridan have the ability to exert significant influence over the policies and management of Cumulus Media and their interests may differ from the interests of our other shareholders. These relationships are described in greater detail in “Certain Relationships With a Principal Shareholder and Its Affiliates.”

Sales Of Substantial Amounts Of Our Common Stock In The Public Market, Including The Shares Offered By This Prospectus, Could Reduce The Value Of Your Investment.

      Sales of a substantial number of shares of our Class A Common Stock in the public market could cause a reduction in the market price of our Class A Common Stock. This prospectus covers 11,384,515 shares, or approximately 25.6%, of our issued and outstanding Class A Common Stock as of December 31, 2001, after giving effect to (a) the shares of Class A Common Stock being issued in the DBBC acquisition, and (b) the securities being issued in the Aurora acquisition and conversion or exercise of those securities for shares of Class A Common Stock. On that date, and under those conditions, there were approximately 44,415,311 shares of our Class A Common Stock issued and outstanding. Approximately 12,304,593 shares of Class A Common Stock held by certain of our shareholders or issuable upon conversion of outstanding securities (including the 5,500,000 shares of Class A Common Stock being issued or issuable in connection with the DBBC acquisition and 2,820,246 shares of Class A Common Stock held by or issuable to BA Capital) are entitled to certain registration rights which, when exercised, will enable such shares to be sold in the public market.

      At December 31, 2001, we also had outstanding stock options to purchase an aggregate of 3,651,358 shares of our Class A Common Stock. Moreover, we may issue additional shares in acquisitions and may grant additional stock options to our employees, officers, directors and consultants under our stock option plans from time to time in the future. Any substantial sales of such shares in the public markets may cause our stock price to decline.

USE OF PROCEEDS

      All sales of the Class A Common Stock covered by this prospectus will be by or for the account of the selling shareholders listed in the following section of this prospectus. We will not receive any cash proceeds from the sale of the Class A Common Stock. However, we may receive up to approximately $10 million in the event all of the warrants are exercised. We cannot assure you that any warrantholders will exercise any of their warrants and that we will receive any proceeds from the warrant exercises. We intend to use any proceeds received from the exercise of warrants for general corporate purposes, including funding working capital requirements.

CERTAIN RELATIONSHIPS WITH A

PRINCIPAL SHAREHOLDER AND ITS AFFILIATES

      BA Capital, one of our principal shareholders, is an affiliate of BACI, which indirectly owned a majority of the equity interests in Aurora Communications. Robert H. Sheridan, III, one of our directors, is a senior vice president and managing director of both BA Capital and BACI. BA Capital and BACI are both affiliates of Bank of America Corporation. BA Capital has the right to designate one member of our board and Mr. Sheridan currently serves on our board as BA Capital’s designee.

      As of December 31, 2001 and after giving effect to our acquisitions of Aurora Communications and DBBC, BA Capital and BACI together own 840,250 shares, or 2.4%, of our Class A Common Stock and 10,924,335 shares, or 73.5%, of our nonvoting Class B Common Stock, which is convertible into shares of Class A Common Stock, BACI holds a warrant to purchase 706,424 shares of our Class A Common Stock or Class B Common Stock, and BA Capital holds presently exercisable options for 37,313 shares of Class A Common Stock. Assuming this warrant were exercised for shares of Class A Common Stock and the options were exercised, and giving effect to the conversion into shares of Class A Common Stock of all shares of Class B Common Stock held by BA Capital and BACI, BA Capital and BACI would hold approximately 20.3% of the total voting power of our common stock.

      In addition, Banc of America Securities LLC, or BA Securities, acted as one of the financial advisors to Aurora Communications in connection with our acquisition of Aurora Communications. Furthermore, in connection with the financing that we are entering into in order to refinance our existing indebtedness and to finance the cash portion of the acquisition of Aurora Communications, BA Securities acted as joint lead arranger and joint bookrunner, and Bank of America, N.A. acted as syndication agent and is a lender. BA Securities and Bank of America, N.A. are each affiliates of BA Capital, BACI and Bank of America Corporation.

SELLING SHAREHOLDERS

      We are issuing shares of our common stock, and warrants exercisable for shares of our common stock, in private placement transactions exempt from registration under the Securities Act of 1933. The issuances are in connection with the acquisition of all of the ownership interests of Aurora Communications, LLC.

      The Aurora acquisition involves the issuance to the owners of Aurora Communications of (a) 10,551,182 shares of our common stock, consisting of 1,606,843 shares of our Class A Common Stock, and 8,944,339 shares of our non-voting Class B Common Stock, which may be converted into shares of Class A Common Stock on a one-for-one basis, and (b) warrants to purchase up to an aggregate of 833,333 shares of our common stock, consisting of warrants for 126,909 shares of our Class A Common Stock and 706,424 shares of Class A Common Stock or Class B Common Stock, and the payment of $93 million in cash, most of which is being used to retire indebtedness of Aurora Communications and the balance of which is being paid to some of the owners of Aurora Communications.

      The shares of Class A Common Stock that we are issuing (including those shares of Class A Common Stock that may be issued upon conversion of the Class B Common Stock or upon exercise of the warrants) as consideration for the acquisition of Aurora Communications are covered by this prospectus.

      No offer or sale of shares of Class A Common Stock under this prospectus may be made by a selling shareholder unless that shareholder is listed in the table below or until that shareholder has notified us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend this prospectus when required to include additional selling shareholders upon request and upon provision of all required information to us.

      The table below lists the following information:

•	the name of each selling shareholder;

•	the number of shares and percentage of Class A Common Stock beneficially owned by each selling shareholder after giving effect to the shares being issued in the Aurora acquisition and the DBBC acquisition;

•	the number of shares of Class A Common Stock being offered for sale by each selling shareholder; and

•	the number of shares and percentage of Class A Common Stock beneficially owned by each such shareholder after all shares are sold under this prospectus.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares. The information in the table reflects the most recent information furnished to us by each identified selling shareholder. As of December 31, 2001, and after giving effect to (a) the Class A Common Stock being issued in the DBBC acquisition, and (b) the securities being issued in the Aurora acquisition and conversion or exercise of all of those securities for shares of Class A Common Stock, there were approximately 44,415,311 shares of our Class A Common Stock issued and outstanding. Except as indicated in “Certain Relationships With a Principal Shareholder and its Affiliates,” no selling shareholder has held any position or office, or had any other material relationship with us or our affiliates during the past three years.

				Shares of Class A
				Common Stock
				Beneficially Owned
			Number of	After all Shares
	Shares of Class A		Shares That	are
	Common Stock		May Be	Sold Under this
	Beneficially Owned		Offered	Prospectus(1)
			Pursuant to
Name	Number	Percent	this Prospectus	Number	Percent

BancAmerica Capital Investors SBIC I, L.P.(2)	9,650,763	21.7%	9,650,763	0	—
Frank D. Osborn	417,468	*	417,468	0	—
Allied Capital Corporation	300,545	*	300,545	0	—
Heller Financial, Inc.	287,126	*	287,126	0	—
UnionBanCal Venture Corporation	229,701	*	229,701	0	—
Allied Investment Corporation	128,805	*	128,805	0	—
Frank G. Washington	127,982	*	127,982	0	—
Vincent Cremona 2000 Revocable Living Trust(3)	96,304	*	96,304	0	—
Michael F. Mangan	36,854	*	36,854	0	—
Josephine Nelson Osborn, as custodian for Allison Waite Osborn under the CTUGMA	22,225	*	22,225	0	—
Josephine Nelson Osborn, as custodian for Katherine Nelson Osborn under the CTUGMA	22,225	*	22,225	0	—
Elizabeth Andrews Osborn	21,793	*	21,793	0	—
Josephine Nelson Osborn, as custodian for Caroline Ladner Osborn under the CTUGMA	21,362	*	21,362	0	—
Josephine Nelson Osborn, as custodian for Frank William Osborn under the CTUGMA	21,362	*	21,362	0	—

Total	11,384,515	25.6%	11,384,515	0	—

*	Indicates less than one percent.

(1)	We do not know when or in what amounts a selling shareholder may offer shares for sale. Because the selling shareholders may offer all or some of the shares pursuant to this prospectus and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders at any given time in the future. However, for purposes of this table, we have assumed that the selling shareholders will sell all shares covered by this prospectus.

(2)	The number of shares of Class A Common Stock currently owned gives effect to the conversion into shares of Class A Common Stock of all of BACI’s 8,944,339 shares of Class B Common Stock and assumes the warrant being issued to BACI is exercised in full for shares of Class A Common Stock. BA Capital, an affiliate of BACI, also owns 840,250 shares of Class A Common Stock, 1,979,996 shares of Class B Common Stock and options to purchase 105,001 shares of Class A Common Stock (of which options to purchase 37,313 shares are currently exercisable). BA Capital is not a selling shareholder and the number of shares included in the foregoing table does not reflect any shares or options held by BA Capital. BACI and BA Capital are both affiliates of Bank of America Corporation. Robert H. Sheridan, III, one of our directors, is a senior vice president and managing director of both BA Capital and BACI.

(3)	The shares owned by this selling shareholder do not include 1,000 shares of Class A Common Stock that are owned individually by Vincent M. Cremona, the trustee of the Vincent Cremona 2000 Revocable Living Trust.

      We have entered into a registration rights agreement with the owners of Aurora Communications in which we agreed to file a registration statement (of which this prospectus is a part) to permit the resale, on a continuous basis, of the shares of Class A Common Stock issued at the closing of the Aurora acquisition (including those shares of Class A Common Stock issued upon conversion of the Class B Common Stock or upon exercise of the warrants). The registration rights agreement requires that we make this prospectus available to the selling shareholders, subject to the exceptions described below, until the earlier of:

•	the date when all of the shares of Class A Common Stock covered by this prospectus have been sold; and

•	three years from the date the shares covered by this prospectus were issued.

This time period is referred to as the effectiveness period.

      We may require the selling shareholders to suspend the sales of the Class A Common Stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make the statements in these documents not misleading. We have agreed to prepare and file with the SEC prospectus supplements or amendments to the registration statement, or documents incorporated by reference therein, in order to correct or change any such statements so that they are not untrue in any material respect or misleading. We will be permitted to delay the filing of any prospectus supplement or amendment to the registration statement, or to suspend the use of this prospectus, for a period of up to six months if:

•	the filing or use of such a supplement or amendment could have an adverse effect on any of our pending or proposed acquisitions or similar transactions; or

•	our board of directors determines that the filing, supplement or amendment would adversely interfere with pending corporate developments or would require disclosure of material non-public information relating to us which should not be disclosed at that time.

Such a delay or suspension is referred to as a permitted interruption, and can occur only once during any 12 consecutive months.

      In the event that a permitted interruption occurs, the duration of the effectiveness period will be extended by the number of days of the permitted interruption.

PLAN OF DISTRIBUTION

      We are registering the shares of Class A Common Stock covered by this prospectus for the selling shareholders listed in the table set forth in “Selling Shareholders.” As used in this prospectus, “selling shareholder” includes the permitted donees, transferees, successors-in-interest or others who may later hold such selling shareholders’ interests in the shares of our Class A Common Stock covered hereby and are entitled to resell shares using this prospectus.

      The selling shareholders may sell the Class A Common Stock being offered hereby in one or more of the following ways at various times (which may include block transactions or crosses):

•	to underwriters for resale to the public or to institutional investors;

•	directly to the public or institutional investors; or

•	through brokers, dealers or agents to the public or to institutional investors.

      The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the Class A Common Stock on the Nasdaq National Market (or any other exchange or automated quotation system on which our Class A Common Stock may be listed in the future), in negotiated transactions or otherwise. Such sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If underwriters are used in the sale, the Class A Common Stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the Class A Common Stock by some of the selling shareholders may also be effected through the issuance by the selling shareholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of put or call options, or a combination of any such derivative securities.

      In addition, the selling shareholders may sell some or all of the shares of Class A Common Stock covered by this prospectus through:

•	block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

      When selling the Class A Common Stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. For example, the selling shareholders may:

•	enter into transactions involving short sales of the Class A Common Stock by broker-dealers or other financial institutions;

•	sell Class A Common Stock short and redeliver such shares to close out short positions;

•	enter into options or other types of transactions that require the selling shareholders to deliver Class A Common Stock to a broker-dealer or other financial institution, who will then resell or transfer the Class A Common Stock under this prospectus; or

•	loan or pledge the Class A Common Stock to a broker-dealer or other financial institution, who may sell the loaned shares or, in the event of default, sell the pledged shares.

      Broker-dealers engaged in connection with the sale of shares of Class A Common Stock covered hereby may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. The selling shareholders and any broker-dealers or agents involved in the sale or resale of the Class A Common Stock may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act of 1933. In addition, the commissions, discounts or concessions paid to any such broker-dealers or agents may qualify as underwriters’ compensation under the Securities Act of 1933.

      In addition to selling shares of Class A Common Stock under this prospectus, the selling shareholders may:

•	transfer shares of Class A Common Stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•	sell shares of Class A Common Stock under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

•	sell shares of Class A Common Stock by any other legally available means.

      We are not aware of any agreements, arrangements or understandings between any of the selling shareholders and brokers, dealers, agents or underwriters regarding the sale of shares of Class A Common Stock by the selling shareholders.

      Upon our being notified by a selling shareholder that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933. Such supplement, if required, will disclose, to the extent applicable, (1) the name of each such selling shareholder and of the participating underwriter, broker-dealer or agent, (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed and (5) other facts material to the transaction. In addition, if required by the Securities Act of 1933, we will file a supplement to this prospectus upon being notified by a selling shareholder that any successor in interest that is entitled to sell shares using this prospectus intends to sell more than 500 shares of Class A Common Stock.

      We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933, and to pay all of the expenses associated with the registration of the Class A Common Stock. The selling shareholders may agree to indemnify any underwriter, agent or broker-dealer that participates in transactions involving shares of our Class A Common Stock against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders will pay any commissions or fees of security-industry professionals and will pay any transfer taxes.

LEGAL MATTERS

      Jones, Day, Reavis & Pogue, Atlanta, Georgia, will pass upon the validity of the Class A Common Stock that may be offered by this prospectus.

EXPERTS

      The financial statements of Cumulus Media for the fiscal years ended December 31, 2001 and 2000, incorporated by reference in this prospectus, have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Cumulus Media for the fiscal year ended December 31, 1999, incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

      The financial statements of Aurora Communications at December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000, and for the period January 20, 1999 (commencement of operations) to December 31, 1999, incorporated by reference in this prospectus, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The financial statements of DBBC as of December 31, 2001 and 2000, and for each of the three fiscal years in the period ended December 31, 2001, incorporated by reference in this prospectus, have been audited by Kraft Bros., Esstman, Patton & Harrell, PLLC, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      As required by law, we file reports, proxy statements and other information with the SEC. You may read and copy this information at the following offices of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 233 Broadway New York, New York 10279	Chicago Regional Office 500 West Madison Street Suite 1400 Chicago, Illinois 60661

For further information concerning the SEC’s public reference rooms, you may call the SEC at (800) SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC’s Internet address at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows Cumulus Media to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference into, this prospectus. This prospectus incorporates by reference the documents set forth below that Cumulus Media has previously filed with the SEC. These documents contain important information about Cumulus Media and its finances.

SEC Filings (File No. 000-24525)	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2001
Current Report on Form 8-K	Filed on February 7, 2002
Definitive Proxy Statement on Schedule 14A	Filed on February 28, 2002, with respect to information required by Rule 3-05 and Article 11 of Regulation S-X
Current Report on Form 8-K	Filed on March 7, 2002
Registration Statement on Form 8-A	Filed on June 24, 1998

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before all of the shares covered by this prospectus are sold or deregistered. This additional information is a part of this prospectus from the date of filing of those documents.

      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      The information relating to us contained in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference. In addition, some of the information, including financial information, contained in this prospectus or incorporated or deemed to be incorporated by reference into this prospectus by reference should be read in conjunction with documents filed with the Commission by Cumulus Media.

      Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit into this prospectus. Any person to whom a prospectus is delivered may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from Cumulus Media at the following address:

Cumulus Media, Inc.
3535 Piedmont Road
Building 14, Fourteenth Floor
Atlanta, GA 30305
Telephone: (404) 949-0700
Attention: Daniel O’Donnell

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses and costs incurred or to be incurred by Cumulus Media Inc. (the “Company”) in connection with the registration, sale and distribution of the shares of Class A Common Stock that may be offered hereby, other than selling commissions which will be borne by the selling shareholders. All the amounts shown are estimated except the SEC registration fee.

SEC filing fee	$15,040
Printing expenses	$10,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$50,000
Miscellaneous expenses	$4,060

Total	$155,000

Item 15.     Indemnification of Directors and Officers.

      The general effect of the provisions in the Company’s Articles of Incorporation and Illinois law is to provide that the Company shall indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which they have become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor opposed to the best interests of the Company. With respect to legal proceedings by or in the right of the Company in which a director or officer is adjudged liable for improper performance of his duty to the Company or another enterprise which such person served in a similar capacity at the request of the Company, indemnification is limited by such provisions of that amount which is permitted by the court.

      The Company maintains officers’ and directors’ liability insurance that insures against liabilities that officers and directors of the Company may incur in such capabilities. The Company had entered into indemnification agreements with each of its directors. Pursuant to such agreements, the Company has agreed to indemnify each director (the “Indemnitee”) to the fullest extent permitted by Illinois law if the Indemnitee was, is or becomes a party to or witness or other participant in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism resulting from any event or occurrence relating to the fact that the Indemnitee is a director, officer, employee or agent or fiduciary of the Company.

Item 16.	Exhibits.

Exhibit
Number	Description of Exhibit

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2001)
3.2	Certificate of Designation with respect to Series A Cumulative Exchangeable Redeemable Preferred Stock Due 2009 (incorporated by reference to Exhibit 3.5 of the registrant’s Registration Statement on Form S-1, declared effective on June 26, 1998 (Commission File No. 333-48849))
3.3	Amended and Restated Certificate of Designation with respect to Series B Cumulative Preferred Stock (incorporated by reference to Exhibit 3.3 of the registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2001)
3.4	Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.4 of the registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2001)
4.1	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form S-1, declared effective on June 26, 1998 (Commission File No. 333-48849))
4.2	Registration Rights Agreement dated as of November 19, 2001 by and among the registrant, Aurora Communications, LLC, and the parties listed therein (incorporated by reference to Exhibit 2.3 of the registrant’s current report on Form 8-K, filed February 7, 2002)
*5.1	Opinion of Jones, Day, Reavis & Pogue regarding validity
*23.1	Consent of KPMG LLP
*23.2	Consent of PricewaterhouseCoopers LLP
*23.3	Consent of Ernst & Young LLP
*23.4	Consent of Kraft Bros., Esstman, Patton & Harrell, PLLC
*23.5	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
24.1	Powers of Attorney (reference is made to the signature page (page II-4) of the Form S-3, File No. 333-83980, filed March 7, 2002)

*	Filed with this registration statement.

Item 17.     Undertakings.

      The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

1.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

3.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

•	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, in the State of Georgia, on March 26, 2002.

CUMULUS MEDIA, INC.

By:	/s/ LEWIS W. DICKEY, JR.

Lewis W. Dickey, Jr.
Chairman, President and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ LEWIS W. DICKEY, JR. Lewis W. Dickey, Jr.		Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2002

/s/ MARTIN R. GAUSVIK Martin R. Gausvik		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2002

* Ralph B. Everett		Director

* Holcombe T. Green, Jr.		Director

* Eric P. Robison		Director

* Robert H. Sheridan, III		Director

*By:	/s/ MARTIN R. GAUSVIK Martin R. Gausvik, As Attorney-in-Fact		March 26, 2002

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2001)
3.2	Certificate of Designation with respect to Series A Cumulative Exchangeable Redeemable Preferred Stock Due 2009 (incorporated by reference to Exhibit 3.5 of the registrant’s Registration Statement on Form S-1, declared effective on June 26, 1998 (Commission File No. 333-48849))
3.3	Amended and Restated Certificate of Designation with respect to Series B Cumulative Preferred Stock (incorporated by reference to Exhibit 3.3 of the registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2001)
3.4	Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.4 of the registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2001)
4.1	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form S-1, declared effective on June 26, 1998 (Commission File No. 333-48849))
4.2	Registration Rights Agreement dated as of November 19, 2001 by and among the registrant, Aurora Communications, LLC, and the parties listed therein (incorporated by reference to Exhibit 2.3 of the registrant’s current report on Form 8-K, filed February 7, 2002)
*5.1	Opinion of Jones, Day, Reavis & Pogue regarding validity
*23.1	Consent of KPMG LLP
*23.2	Consent of PricewaterhouseCoopers LLP
*23.3	Consent of Ernst & Young LLP
*23.4	Consent of Kraft Bros., Esstman, Patton & Harrell, PLLC
*23.5	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
24.1	Powers of Attorney (reference is made to the signature page (page II-4) of the Form S-3, File No. 333-83980, filed March 7, 2002)

*	Filed with this registration statement.